FOR IMMEDIATE RELEASE

ELIZABETH ARDEN, INC. ANNOUNCES FIRST QUARTER FISCAL 2016 RESULTS

          New York, New York (November 4, 2015) -- Elizabeth Arden, Inc. (NASDAQ: RDEN), a global prestige beauty products company, today announced financial results for its first quarter of fiscal 2016 ended September 30, 2015.

FIRST QUARTER RESULTS

          Net sales for the fiscal quarter ended September 30, 2015, were $266.0 million, a decrease of 1.6% from the prior year. On an adjusted basis, excluding charges impacting net sales in the prior year period, net sales increased by 2.8% at constant foreign currency rates. The net loss per diluted share for the fiscal quarter ended September 30, 2015, was $0.56. On an adjusted basis, excluding non-recurring and other items, net loss per diluted share was $0.18. A reconciliation between GAAP and adjusted results can be found in the tables and footnotes at the end of this press release.

          By segment, in the first fiscal quarter, North America segment net sales were flat, and International segment net sales decreased by 7%, or at constant foreign currency rates, net sales increased by 1% and 5%, respectively.

          On an adjusted basis, and at constant foreign currency rates, net sales of the Company's Elizabeth Arden branded products increased by 6%, with growth driven by the International segment, and net sales of non-Elizabeth Arden branded fragrances increased by 1%. Net sales of the International segment and the Elizabeth Arden brand reflect increased skin care and fragrance sales across most of the Company's international markets, including Europe and Asia.

          E. Scott Beattie, Chairman and Chief Executive Officer, commented, "This is the third consecutive quarter of sales growth for the Elizabeth Arden brand, and we are pleased to see our fragrance portfolio return to growth (in both cases at constant foreign currency rates). The new Elizabeth Arden brand marketing campaign launched this fall and is accompanied by a rich innovation pipeline. Retail performance of our latest skin care launch is exceeding plan in all markets and leading to broad-based skin care net sales increases. Our performance improvement initiatives continue to drive down costs and improve efficiencies. This is also the second consecutive quarter of gross margin improvement. Adjusted gross margins increased by 220 basis points to 42.4% this quarter, as compared to the same quarter of the prior fiscal year. The savings from our cost savings initiatives are on track to achieve our previously communicated estimate of approximately $47 million to $50 million of annualized savings."

          Mr. Beattie continued, "The improved commercial execution and distribution platform implemented over the past eighteen months, along with the recent changes to our leadership and organizational structure, are beginning to deliver improved results. Behind a stronger innovation pipeline and reinvestment of savings from our performance improvement initiatives, we expect to continue to see sales growth, at constant foreign currency rates, and margin expansion in fiscal 2016."

          The Company also announces a new independent director, Mr. Edward D. Shirley, has been nominated for election by the Company's shareholders at its upcoming annual meeting, to be held on December 2, 2015. Mr. Shirley brings extensive consumer product and marketing experience developed over 30 years in senior executive positions with large personal care companies, including as Vice Chairman of Global Beauty and Grooming for Procter & Gamble and as President, International Commercial Operations at The Gillette Company. Mr. Beattie commented, "On behalf of the Board, we look forward to benefitting from Mr. Shirley's extensive global prestige beauty experience and the impact that he will have on our efforts to accelerate the global growth of our business. Also, Mr. Richard Mauran and Mr. Salman Amin will be leaving the Board after the annual meeting. We would like to express our sincere appreciation to Mr. Mauran, one of the Company's founding shareholders, for his invaluable experience and advice over the past 23 years, as well as to Mr. Amin for his dedicated service and commitment to the Company."

OUTLOOK

          The Company currently expects the following for fiscal 2016 (on an adjusted basis):

•	Net sales increases driven by the International business and the Elizabeth Arden brand (at constant foreign currency rates)
•

Foreign currency headwinds to continue, more significantly through the second fiscal quarter, and to negatively impact full year net sales growth by approximately 3% (as compared to the Company's estimate of 2% in August 2015).

•	Gross margin expansion primarily due to better sales mix, improved commercial execution and improved cost structure;
•	Lower overall selling, general and administrative expenses, with lower indirect overhead costs and targeted reinvestment in advertising to accelerate revenue growth; and
•	Improved EBITDA margins from gross margin expansion and lower indirect overhead expenses.

The Company will host a conference call today, November 4, 2015 at 4:30 p.m. Eastern Time. All interested parties can listen to a live web cast of the Company's conference call by visiting the Investor Relations section of the Corporate tab on the Company's web site at http://ir.elizabetharden.com. An online archive of the broadcast will be available within one hour of the completion of the call and will be accessible on the Company's web site until December 4, 2015.

Elizabeth Arden is a global prestige beauty products company with an extensive portfolio of prestige beauty brands sold in over 120 countries. The Company's brand portfolio includes Elizabeth Arden skin care, color and fragrance products; its professional skin care line, Elizabeth Arden PRO; the celebrity fragrance brands of Justin Bieber, Mariah Carey, Nicki Minaj and Taylor Swift; the designer fragrance brands of Juicy Couture, John Varvatos and Wildfox Couture; and the heritage fragrance brands of Alfred Sung, Britney Spears, Curve, BCBGMAXAZRIA, Elizabeth Taylor, Geoffrey Beene, Giorgio Beverly Hills, Halston, Ed Hardy, Jennifer Aniston, Lucky Brand, Rocawear, PS Fine Cologne and White Shoulders.

Company Contact:	Marcey Becker Senior Vice President, Finance

Investor/Press Contact:	Allison Malkin/Michael Fox Integrated Corporate Relations (203) 682-8200

ELIZABETH ARDEN, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF OPERATIONS
(Unaudited)
(In thousands, except percentages and per share data)

	Three Months Ended

	September 30,	September 30,
	2015	2014

Net Sales	$265,951	$270,378

Cost of Goods Sold:
Cost of Sales	154,890	161,326
Depreciation Related to Cost of Goods Sold	1,555	1,999

Total Cost of Goods Sold	156,445	163,325

Gross Profit	109,506	107,053
Gross Profit Percentage	41.2%	39.6%

Selling, General and Administrative Expenses	109,675	113,865
Depreciation and Amortization	9,515	10,713

Total Operating Expenses	119,190	124,578

Interest Expense, Net	7,261	7,756

Loss Before Income Taxes	(16,945)	(25,281)
(Benefit from) Provision for Income Taxes	(609)	224

Net Loss	$(16,336)	$(25,505)
Net Loss Attributable to Noncontrolling Interests	(400)	(155)

Net Loss Attributable to Elizabeth Arden Shareholders	(15,936)	(25,350)
Less: Accretion and Dividends on Preferred Stock (c)	644	20,446

Net Loss Attributable to Elizabeth Arden Common Shareholders	$(16,580)	$(45,796)

As reported:

Net Loss Per Diluted Share Attributable to Elizabeth Arden Common Shareholders	$(0.56)	$(1.54)

Basic Shares	29,857	29,781
Diluted Shares	29,857	29,781

EBITDA (a)	$1,386	$(4,813)
EBITDA margin (a)	0.5%	(1.8)%

Adjusted to exclude non-recurring costs, net of taxes:
Net Sales	$265,951	$273,057

Gross Profit	$112,790	$109,769
Gross Profit Percentage	42.4%	40.2%

Net Loss Per Diluted Share Attributable to Elizabeth Arden Common Shareholders	$(0.18)	$(0.43)

EBITDA (a)	$9,813	$1,279
EBITDA margin (a)	3.7%	0.5%

(a)    EBITDA is defined as net income attributable to Elizabeth Arden common shareholders plus the provision for income taxes (or net loss attributable to Elizabeth Arden common shareholders, less the benefit from income taxes or plus the provision for income taxes) plus interest expense, plus depreciation and amortization, plus net income (or net loss) attributable to noncontrolling interest, plus accretion and dividends on preferred stock. EBITDA should not be considered as an alternative to income (loss) from operations or net income (loss) attributable to Elizabeth Arden common shareholders (as determined in accordance with generally accepted accounting principles (GAAP)) as a measure of our operating performance or to net cash provided by (used in) operating activities (as determined in accordance with GAAP) as a measure of our ability to meet cash needs. We believe that EBITDA is a measure commonly reported and widely used by investors and other interested parties as a measure of a company's operating performance and debt servicing ability because it assists in comparing performance on a consistent basis without regard to capital structure, depreciation and amortization, preferred stock accretion or dividends or non-operating factors (such as historical cost). Accordingly, as a result of our capital structure, we believe EBITDA is a relevant measure. This information has been disclosed here to permit a more complete comparative analysis of our operating performance relative to other companies and of our debt servicing ability. EBITDA may not, however, be comparable in all instances to other similar types of measures. We have also disclosed EBITDA as adjusted without giving effect to the 2014 Performance Improvement Plan, the 2016 Business Transformation Program and restructuring and other non-recurring costs. This disclosure is being provided for comparability purposes because we believe it is meaningful to our investors and other interested parties to understand the EBITDA performance of the Company on a consistent basis without regard to the effect of charges related to the 2014 Performance Improvement Plan, the 2016 Business Transformation Program and restructuring and other non-recurring costs.

      The table below reconciles net (loss) income attributable to Elizabeth Arden common shareholders, as determined in accordance with GAAP, to EBITDA and to EBITDA as adjusted: (For a reconciliation of net income (loss) attributable to Elizabeth Arden common shareholders or net income (loss) to EBITDA for prior periods, see the Company's filings with the Securities and Exchange Commission which can be found on the Company's website at www.elizabetharden.com).

(Amounts in thousands)	Three Months Ended

	September 30, 2015	September 30, 2014

Net loss attributable to Elizabeth Arden common shareholders	$(16,580)	$(45,796)
Plus:
(Benefit from) provision for income taxes	(609)	224
Interest expense, net	7,261	7,756
Depreciation related to cost of goods sold	1,555	1,999
Depreciation and amortization	9,515	10,713
Net loss attributable to noncontrolling interest	(400)	(155)
Accretion and dividends on preferred stock	644	20,446

EBITDA	1,386	(4,813)
Non-recurring and other costs	8,427	6,092

EBITDA as adjusted	$9,813	$1,279

The table below reconciles net cash flow used in operating activities, as determined in accordance with GAAP, to EBITDA:

(Amounts in thousands)	Three Months Ended

	September 30, 2015	September 30, 2014

Net cash used in operating activities	$(106,948)	$(107,875)
Changes in assets and liabilities, net of acquisitions	103,028	95,564
Interest expense, net	7,261	7,756
Amortization of senior note offering and credit facility costs	(359)	(421)
Amortization of senior note premium	212	200
(Benefit from) provision for income taxes	(609)	224
Deferred income taxes	493	1,052
Amortization of share-based awards	(1,692)	(1,252)
Asset impairments	--	(61)

EBITDA	$1,386	$(4,813)

      The table below reconciles the amounts reported in accordance with GAAP to such amounts before giving effect to charges related to the 2014 Performance Improvement Plan, the 2016 Business Transformation Program, and restructuring and other non-recurring costs. This disclosure is being provided for comparability purposes because we believe it is meaningful to our investors and other interested parties to understand our operating performance on a consistent basis without regard to the effect of charges related to the 2014 Performance Improvement Plan, the 2016 Business Transformation Program and restructuring and other non-recurring costs. The presentation in the table below of the non-GAAP information included in the "Adjusted" columns is not meant to be considered in isolation or as a substitute for results prepared in accordance with GAAP.

ELIZABETH ARDEN, INC. AND SUBSIDIARIES
Reconciliation of GAAP to Adjusted Amounts
(In thousands, except percentages, per share data and footnotes)

	Three Months Ended				Three Months Ended

	September 30, 2015				September 30, 2014

	Reported	Adjustments		Adjusted	Reported	Adjustments		Adjusted

Net Sales	$265,951	$--		$265,951	$270,378	$2,679	(e)	$273,057
Cost of Goods Sold:
Cost of Sales	154,890	(3,284	) (a)	151,606	161,326	(37)		161,289
Depreciation Related to Cost of Goods Sold	1,555	--		1,555	1,999	--		1,999

Total Cost of Goods Sold	$156,445	$(3,284)		$153,161	$163,325	$(37)		$163,288

Gross Profit	109,506	3,284		112,790	107,053	2,716		109,769
Gross Profit Percentage	41.2%			42.4%	39.6%			40.2%

Selling, General and Administrative Expenses	109,675	(5,143	) (b)	104,532	113,865	(3,376	)(f)	110,489
Depreciation and Amortization	9,515	(114	) (c)	9,401	10,713	--		10,713

Total Operating Expenses	119,190	(5,257)		113,933	124,578	(3,376)		121,202
Interest Expense, Net	7,261	--		7,261	7,756	--		7,756

Loss Before Income Taxes	(16,945)	8,541		(8,404)	(25,281)	6,092		(19,189)
(Benefit from) Provision for Income Taxes	(609)	(2,573	)(d)	(3,182)	224	(6,613	)(g)	(6,389)

Net Loss	(16,336)	11,114		(5,222)	(25,505)	12,705		(12,800)
Net Loss Attributable to Noncontrolling Interests	(400)	--		(400)	(155)	--		(155)

Net Loss Attributable to Elizabeth Arden Shareholders	(15,936)	11,114		(4,822)	(25,350)	12,705		(12,645)
Less: Accretion and Dividends on Preferred Stock	644	--		644	20,446	(20,151)		295

Net Loss Attributable to Elizabeth Arden Common Shareholders	$(16,580)	$11,114		$(5,466)	$(45,796)	$32,856		$(12,940)

EBITDA	$1,386	$8,427	(a) (b)	$9,813	$(4,813)	$6,092	(e)(f)	$1,279

Net Loss Per Basic Share Attributable to Elizabeth Arden Common Shareholders	$(0.56)	$0.38		$(0.18)	$(1.54)	$1.11		$(0.43)

Net Loss Per Diluted Share Attributable to Elizabeth Arden Common Shareholders	$(0.56)	$0.38		$(0.18)	$(1.54)	$1.11		$(0.43)

(a)   Includes $3.3 million of inventory costs under our 2016 Business Transformation Program primarily related to the closing of our Brazil affiliate, as well as changes in certain distribution and customer arrangements.

(b) $5.1 million in expenses under the 2016 Business Transformation Program primarily comprised of severance and other employee-related expenses and related transition costs.
(c) Includes $0.1 million for the acceleration of depreciation expense for leasehold improvements related to leased space vacated under the 2016 Business Transformation Program.

(d)   On a reported and adjusted basis, our effective tax rate was 3.6% and 39.9%, respectively. The reported tax rate includes valuation allowances of $3.0 million against our U.S. deferred tax assets and $2.0 million against deferred tax assets in certain foreign operations recorded as non-cash charges to income tax expense.

(e) Includes $2.7 million of returns and markdowns under our 2014 Performance Improvement Plan primarily due to changes to customer and distribution arrangements.

(f)   Includes $3.4 million in expenses under the 2014 Performance Improvement Plan primarily comprised of severance, other employee-related expenses and related transition costs associated with a reduction in global headcount positions.

(g)   On a reported and adjusted basis, our effective tax rate was (0.9)% and 33.3%, respectively. The reported tax rate includes valuation allowances of $7.4 million against our U.S. deferred tax assets recorded as non-cash charges to income tax expense.

SEGMENT NET SALES

          The table below is a comparative summary of our net sales by reportable segment for the three months ended September 30, 2015 and 2014:

(In thousands)	Three Months Ended		% Increase (Decrease)

	September 30, 2015	September 30, 2014	GAAP	Constant Rates(1)

Segment Net Sales:
North America	$172,196	$172,359	(0.1)%	1.2%
International	93,755	100,698	(6.9)%	5.4%

Total	$265,951	$273,057	(2.6)%	2.8%

Reconciliation:
Segment Net Sales	$265,951	$273,057	--	--
Less:
Unallocated sales returns and markdowns (2)	--	2,679	--	--

Net Sales	$265,951	$270,378	(1.6)%	3.8%

PRODUCT CATEGORY NET SALES

               The table below is a comparative summary of our net sales by product category for the three months ended September 30, 2015 and 2014:

(In thousands)	Three Months Ended		% Increase (Decrease)

	September 30, 2015	September 30, 2014	GAAP	Constant Rates(1)

Product Category Net Sales:
Elizabeth Arden Brand	$99,098	$100,051	(1.0)%	8.1%
Celebrity, Lifestyle, Designer and Other Fragrances	166,853	170,327	(2.0)%	1.3%

Total	$265,951	$270,378	(1.6)%	3.8%

          The table below is a comparative summary of our adjusted net sales by product category for the three months ended September 30, 2015 and 2014:

(In thousands)	Three Months Ended		% Increase (Decrease)

	September 30, 2015	September 30, 2014	GAAP	Constant Rates (1)

Product Category Net Sales:
Elizabeth Arden Brand	$99,098	$102,432	(3.3)%	5.6%
Celebrity, Lifestyle, Designer and Other Fragrances	166,853	170,625	(2.2)%	1.1%

Total	$265,951	$273,057	(2.6)%	2.8%

(1)    Constant currency information compares results between periods assuming exchange rates had remained constant period-over-period and excludes gains and losses from foreign currency contracts in all periods. We calculate constant currency information by translating current-period results using prior-year GAAP foreign currency exchange rates.

(2) Amounts for the three months ended September 30, 2014, exclude returns and markdowns under our 2014 Performance Improvement Plan.

ELIZABETH ARDEN, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEET DATA
(Unaudited)

(In thousands)	September 30, 2015	June 30, 2015	September 30, 2014

Cash	$37,252	$46,085	$50,828
Accounts Receivable, Net	192,516	105,414	244,470
Inventories	264,280	240,740	359,874
Property and Equipment, Net	97,688	105,821	113,372
Exclusive Brand Licenses, Trademarks and Intangibles, Net	222,172	224,895	270,941
Goodwill	31,607	31,607	31,607
Total Assets	901,829	813,224	1,143,610
Short-Term Debt	110,600	8,300	146,747
Current Liabilities	325,097	215,977	340,380
Long-Term Liabilities	408,076	410,535	410,586
Long-Term Debt	355,422	355,634	356,232
Redeemable Noncontrolling Interest	3,792	4,222	5,398
Redeemable Preferred Stock	50,000	50,000	50,000
Total Shareholders' Equity	114,864	132,490	337,246
Working Capital	198,673	207,923	356,534

SUPPLEMENTARY CASH FLOW INFORMATION
(Unaudited)

	Three Months Ended

(In thousands)	September 30, 2015	September 30, 2014

Net cash used in operating activities	$(106,948)	$(107,875)
Net cash used in investing activities	(2,432)	(7,305)
Net cash provided by financing activities	101,954	111,012
Net decrease in cash and cash equivalents	(8,833)	(5,480)

Cautionary Note Regarding Forward-Looking Information and Factors That May Affect Future Results

          The Securities and Exchange Commission encourages companies to disclose forward-looking information so that investors can better understand a company's future prospects and make informed investment decisions. This press release and other written and oral statements that we make from time to time contain such forward-looking statements that set out anticipated results based on management's plans and assumptions regarding future events or performance. We have tried, wherever possible, to identify such statements by using words such as "anticipate," "estimate," "expect," "project," "intend," "plan," "believe," "will" and similar expressions in connection with any discussion of future operating or financial performance. In particular, these include statements relating to future actions, prospective products, future operating or financial performance or results of current and anticipated products or sales efforts, expenses and/or cost savings, interest rates, foreign exchange rates, the outcome of contingencies such as legal proceedings, and financial results. A list of factors that could cause our actual results of operations and financial condition to differ materially is set forth below, and these factors are discussed in greater detail under Item 1A -- "Risk Factors" of our Annual Report on Form 10-K for the fiscal year ended June 30, 2015:

*

our ability to implement our 2014 Performance Improvement Plan and our 2016 Business Transformation Program or other restructuring or cost saving initiatives, our ability to realize the anticipated benefits of our 2014 Performance Improvement Plan, our 2016 Business Transformation Program and any other restructuring or cost saving initiatives and/or changes in the timing of such benefits;

*

whether we will incur higher than anticipated costs, expenses or charges related to the implementation of our 2016 Business Transformation Program or any additional restructuring or cost savings activities, and/or changes in the expected timing of such costs, expenses or charges;

*

decisions or actions resulting from our continued reexamination of our business, including implementing any additional restructuring activities, and the timing and amount of any costs, expenses or charges that may be incurred as a result, or the benefits anticipated to result from such decisions or actions;

*	our ability to realize benefits from the strategic investment made by affiliates of Rhône Capital L.L.C. in our company;
*

factors affecting our relationships with our customers or our customers' businesses, including the absence of contracts with customers, our customers' financial condition, reduction in consumer traffic or demand, and changes in the retail, fragrance and cosmetic industries, such as the consolidation of retailers and the closing of retail doors as well as retailer inventory control practices, including, but not limited to, levels of inventory carried at point of sale and practices used to control inventory shrinkage;

*

risks of international operations, including foreign currency fluctuations, hedging activities, restrictions on our ability to repatriate cash, economic and political consequences of terrorist attacks, disruptions in travel, unfavorable changes in U.S. or international laws or regulations, diseases and pandemics, and political instability in certain regions of the world;

*	our reliance on license agreements with third parties for the rights to sell most of our prestige fragrance brands;
*

our reliance on third-party manufacturers for our owned and licensed products and our absence of contracts with suppliers of distributed brands or raw materials and components for manufacturing of owned and licensed brands;

*

delays in shipments, inventory shortages and higher supply chain costs due to the loss of or disruption in our distribution facilities or at key third-party manufacturing or fulfillment facilities that manufacture or provide logistic services for our products;

*

our ability to respond in a timely manner to changing consumer preferences and purchasing patterns and other international and domestic conditions and events that impact retailer and/or consumer confidence and demand, such as domestic or international recessions or economic uncertainty;

*	our ability to protect our intellectual property rights and to operate our business without infringing the intellectual property rights of others;
*	the success, or changes in the timing or scope, of our new product launches, advertising and merchandising programs;
*	our ability to successfully manage our inventories;
*	the quality, safety and efficacy of our products;
*	the impact of competitive products and pricing;
*

our ability to (i) implement our growth strategy and acquire or license additional brands or secure additional distribution arrangements, (ii) successfully and cost-effectively integrate acquired businesses or new brands, (iii) successfully expand our geographic presence and distribution channels, and (iv) finance our growth strategy and our working capital requirements;

*

our level of indebtedness, our ability to realize sufficient cash flows from operations to meet our debt service obligations and working capital requirements, and restrictive covenants in our revolving credit facility, second lien credit agreement, and the indenture for our 7 3/8% senior notes;

*

our ability to realize sufficient cash flows from operations to meet our dividend and redemption obligations under the terms of our preferred stock, and our ability to comply with our other obligations under the terms of our preferred stock, including those set forth in the shareholders agreement relating thereto;

*	changes in product mix to less profitable products;
*	the retention and availability of key personnel;
*

changes in the legal, regulatory and political environment that impact, or will impact, our business, including changes to customs or trade regulations, laws or regulations relating to ingredients or other chemicals or raw materials contained in products, advertising or packaging, or accounting standards or critical accounting estimates;

*	the success of our global Elizabeth Arden brand repositioning efforts and global business strategy;
*

the impact of tax audits, including the ultimate outcome of the pending Internal Revenue Service examination of our U.S. federal tax returns for the fiscal years ended June 30, 2010, 2011 and 2012, changes in tax laws or tax rates, and our ability to utilize our deferred tax assets and/or the establishment of valuation allowances related thereto;

*	our ability to effectively implement, manage and maintain our global information systems and maintain the security of our confidential data and our employees' and customers' personal information;
*	our reliance on third parties for certain outsourced business services, including information technology operations, logistics management and employee benefit plan administration;
*

the potential for significant impairment charges relating to our trademarks, goodwill, investments in other entities or other intangible assets, including licenses, that could result from a number of factors, including such entities' or brands' business performance or downward pressure on our stock price; and

*	other unanticipated risks and uncertainties.

We caution that the factors described herein and other factors could cause our actual results of operations and financial condition to differ materially from those expressed in any forward-looking statements we make and that investors should not place undue reliance on any such forward-looking statements. Further, any forward-looking statement speaks only as of the date on which such statement is made, and we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of anticipated or unanticipated events or circumstances. New factors emerge from time to time, and it is not possible for us to predict all of such factors. Further, we cannot assess the impact of each such factor on our results of operations or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

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